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                                  NEWS RELEASE

For Further Information:
James K. Schuler              President & CEO          (808) 521-5661
Pamela S. Jones               Senior Vice President         (808) 521-5661
                              of Finance & CFO

FOR IMMEDIATE RELEASE: Wednesday January 8, 1997

SCHULER HOMES, INC. COMPLETES ACQUISITION OF MELODY HOMES AND MORTGAGE

Honolulu, Hawaii -- Schuler Homes, Inc. (NASDAQ: SHLR) announced today the completion of its acquisition of Melody Homes, Inc., the third largest homebuilder in the Denver metropolitan area and Melody Mortgage Company, a mortgage brokerage firm for Melody home buyers. Melody Homes is engaged in the construction and sales of single-family homes targeted for the entry-level and first-time move-up buyers. Melody builds homes ranging in size from 915 to 2,505 sq. ft. and in price from $109,000 to $175,000.

For the year ended December 31, 1996, Melody closed 639 homes, generating revenues of approximately $94.0 million. The assets acquired include a backlog of 219 homes under contract with an aggregate sales value of approximately $32.2 million, a controlled land position in excess of _3,000 lots, and 12 subdivisions under development.

The terms of the transaction were not disclosed. Montgomery Securities acted as the financial advisor to Schuler Homes, and rendered a favorable fairness opinion to Schuler's Board of Directors, in connection with the acquisition.

James K. Schuler, President, CEO and Chairman of the Board of Schuler Homes, said "This is a great acquisition for Schuler Homes and should have a positive impact on our 1997 earnings. Melody Homes, a 43-year old company, has an excellent reputation, a strong management team, an excellent land position, a proven track record of profitability and is poised for further expansion with the benefit of our capital base. We have, for quite some time, been exploring opportunities for expansion into the mainland United States in the interest of increasing the long-term value of our shareholders. This transaction represents a significant step in that direction. We remain fully committed to our position as a leader in the homebuilding industry in Hawaii. We look forward to working with Melody and their talented employees. We believe this acquisition represents an enhancement to our overall organization."



David Oyler, President of Melody Homes, said "This is a tremendously exciting change for us at Melody Homes. To be affiliated with a company like Schuler Homes, with

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whom we have so much in common, is a wonderful opportunity for us.  Both companies share the same commitment to providing quality, affordable homes, with a special emphasis on housing for first and second-time buyers. The financial strength that this marriage brings to Melody will allow us to aggressively pursue new market areas. We look forward to being a significant contributor to the future success of Schuler Homes."

This press release may contain forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that could cause actual results to differ materially, including risks due to a lack of experience in operating in markets outside of Hawaii. We refer you to the documents that the Company files from time to time with the Securities and Exchange Commission, such as the Company's Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of certain factors that could cause our actual results to differ from our current expectations and any forward-looking statements contained in this press release.

Schuler Homes, Inc. is one of the leading developers of affordably priced residential housing in Hawaii. The Company's developments primarily consist of single-family homes and low-rise, multi-family homes, such as condominiums and townhomes and, to a lesser extent, residential lots. The Company's affordable homes in Hawaii are generally priced at levels that either (i) are at or below ceilings established under applicable governmental land use policies, or (ii) represent the low to moderate end of the market for a home in a particular locality.